Exhibit 99.1

SPRINGFIELD, Ill., April 18 /PRNewswire-FirstCall/ — Horace Mann Educators Corporation (NYSE: HMN) today announced the pricing of a sale of $125 million aggregate principal amount of 6.85% senior notes due 2016. The closing of the offering is expected to occur on April 21, 2006.

The company intends to use approximately $74.0 million of the net proceeds from the offering to reduce the amount currently outstanding under its bank credit agreement, which borrowings were used to retire a portion of the company’s outstanding 1.425% senior convertible notes due 2032. Any remaining net proceeds will be used for general corporate purposes, and potentially to reduce other corporate indebtedness.

The senior notes will be issued pursuant to the company’s effective shelf registration statement on Form S-3 (File No. 333-111234). The company’s filings with the SEC can be viewed on Horace Mann’s Internet website, http://www.horacemann.com, on the Investor Relations page, by clicking on the menu item “SEC Filings”.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the senior notes or any other security in any state in which such offer, solicitation or sale is not permitted.

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit http://www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

SOURCE Horace Mann Educators Corporation 04/18/2006

CONTACT: Dwayne D. Hallman, Senior Vice President - Finance of Horace Mann Educators Corporation, +1-217-788-5708